UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 5)*

BrightView Holdings, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

10948C107
(CUSIP Number)

September 30, 2024
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. 10948C107
1	NAMES OF REPORTING PERSONS
KKR BrightView Aggregator L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
33,133,123

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
33,133,123

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,133,123

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
35.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 10948C107
1	NAMES OF REPORTING PERSONS
KKR BrightView Aggregator GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
33,133,123

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
33,133,123

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,133,123

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
35.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 10948C107
1	NAMES OF REPORTING PERSONS
KKR North America Fund XI L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
33,133,123

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
33,133,123

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,133,123

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
35.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 10948C107
1	NAMES OF REPORTING PERSONS
KKR Associates North America XI L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
33,133,123

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
33,133,123

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,133,123

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
35.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 10948C107
1	NAMES OF REPORTING PERSONS
KKR North America XI Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
33,133,123

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
33,133,123

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,133,123

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
35.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 10948C107
1	NAMES OF REPORTING PERSONS
KKR Group Partnership L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
33,133,123

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
33,133,123

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,133,123

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
35.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 10948C107
1	NAMES OF REPORTING PERSONS
KKR Group Holdings Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
33,133,123

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
33,133,123

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,133,123

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
35.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

13G
CUSIP No. 10948C107
1	NAMES OF REPORTING PERSONS
KKR Group Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
33,133,123

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
33,133,123

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,133,123

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
35.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

13G
CUSIP No. 10948C107
1	NAMES OF REPORTING PERSONS
KKR & Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
33,133,123

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
33,133,123

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,133,123

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
35.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

13G
CUSIP No. 10948C107
1	NAMES OF REPORTING PERSONS
KKR Management LLP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
33,133,123

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
33,133,123

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,133,123

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
35.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 10948C107
1	NAMES OF REPORTING PERSONS
Henry R. Kravis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
33,133,123

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
33,133,123

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,133,123

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
35.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

13G
CUSIP No. 10948C107
1	NAMES OF REPORTING PERSONS
George R. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
33,133,123

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
33,133,123

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,133,123

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
35.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

STATEMENT ON SCHEDULE 13G

This is Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2019, as previously amended on February 14, 2020, February 12, 2021, February 10, 2022, and February 13, 2023. Pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the “Act”), each of the persons listed below under Item 2 (each, a “Reporting Person” and, collectively, the “Reporting Persons”), have agreed to file one statement with respect to their beneficial ownership of Common Stock, par value $0.01 per share (“Common Stock”), of BrightView Holdings, Inc. (the “Issuer”).

Item 1.	(a)	Name of Issuer:

BrightView Holdings, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

980 Jolly Road, Blue Bell, Pennsylvania 19422

Item 2.	(a)	Name of Person Filing:

(i)	KKR BrightView Aggregator L.P.
(ii)	KKR BrightView Aggregator GP LLC (“KKR BrightView GP”)
(iii)	KKR North America Fund XI L.P. (“KKR North America Fund XI”)
(iv)	KKR Associates North America XI L.P. (“KKR Associates North America”)
(v)	KKR North America XI Limited (“KKR North America Limited”)
(vi)	KKR Group Partnership L.P. (“KKR Group Partnership”)
(vii)	KKR Group Holdings Corp. (“KKR Group Holdings”)
(viii)	KKR Group Co. Inc. (“KKR Group Co.”)
(ix)	KKR & Co. Inc. (“KKR & Co.”)
(x)	KKR Management LLP (“KKR Management”)
(xi)	Henry R. Kravis
(xii)	George R. Roberts

(b)	Address of Principal Business Office, or, if none, Residence:

The principal business office for all persons filing (other than Mr. Kravis and Mr. Roberts) is:

30 Hudson Yards
New York, NY 10001

The principal business office for Mr. Kravis is:

c/o Kohlberg Kravis Roberts & Co. L.P.
30 Hudson Yards
New York, New York 10001

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025

	(c)	Citizenship:

See Item 4 of each cover page.

	(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share

	(e)	CUSIP Number:

10948C107

Item 3.	Not applicable.

Item 4.	Ownership.

	(a)	Amount beneficially owned:

As of September 30, 2024, KKR BrightView Aggregator L.P. directly held 33,133,123 shares of Common Stock, or 35.0% of the outstanding shares of Common Stock based on 94,600,000 shares of Common Stock outstanding as of July 31, 2024, as reported in the Quarterly Report on Form 10-Q, filed by the Issuer with the Securities and Exchange Commission on July 31, 2024.

Each of KKR BrightView GP (as the general partner of KKR BrightView Aggregator L.P.); KKR North America Fund XI (as the sole member of KKR BrightView GP); KKR Associates North America (as the general partner of KKR North America Fund XI); KKR North America Limited (as the general partner of KKR Associates North America); KKR Group Partnership (as the sole shareholder of KKR North America Limited); KKR Group Holdings (as the general partner of KKR Group Partnership); KKR Group Co. (as the sole shareholder of KKR Group Holdings); KKR & Co. (as the sole shareholder of KKR Group Co.), and KKR Management (as the Series I preferred stockholder of KKR & Co.) may also be deemed to be the beneficial owner of the securities held by KKR BrightView Aggregator L.P.

KKR BrightView GP, KKR North America Fund XI, KKR Associates North America, KKR North America Limited, KKR Group Partnership, KKR Group Holdings, KKR Group Co., KKR & Co., and KKR Management disclaim beneficial ownership of such securities.

As the founding partners of KKR Management, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities held by KKR BrightView Aggregator L.P. but disclaim beneficial ownership of such securities.

(b)	Percent of class:

See Item 4(a) above.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii) Shared power to vote or to direct the vote

See Item 6 of each cover page.

(iii) Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

(iv) Shared power to dispose or to direct the disposition of

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above. To the best knowledge of the Reporting Persons, no one other than the Reporting Persons and the partners, members, affiliates and shareholders of the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2024

KKR BRIGHTVIEW AGGREGATOR L.P.
By: KKR BrightView Aggregator GP LLC, its general partner

	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Assistant Secretary

KKR BRIGHTVIEW AGGREGATOR GP LLC

	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Assistant Secretary

KKR NORTH AMERICA FUND XI L.P.
By: KKR Associates North America XI L.P., its general partner
By: KKR North America XI Limited, its general partner

	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Assistant Secretary

KKR ASSOCIATES NORTH AMERICA XI L.P.
By: KKR North America XI Limited, its general partner

	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Assistant Secretary

KKR NORTH AMERICA XI LIMITED

	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Assistant Secretary

KKR GROUP PARTNERSHIP L.P.
By: KKR Group Holdings Corp., general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR GROUP HOLDINGS CORP.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR GROUP CO. INC.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR & CO. INC.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR MANAGEMENT LLP

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

HENRY R. KRAVIS

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact